Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces Fourth-Quarter and Fiscal Year 2010 Financial Results

Lowell, MA, September 13, 2010 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental, and infrastructure markets, today announced financial results for the fiscal  three months and year ended June 30, 2010.

Summary Results

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
(In millions, except per share data)	2010	2009	2010	2009
Net service revenue*	$64.3	$63.6	$230.1	$254.8
Goodwill and intangible asset write-offs**	$20.2	$—	$20.2	$21.4
Depreciation and amortization***	$3.0	$2.0	$8.0	$7.3
Operating (loss) income	$(19.8)	$0.4	$(21.5)	$(16.7)
Federal and state income tax provision (benefit)	$0.6	$4.5	$(4.2)	$3.9
Accretion charges on preferred stock	$2.6	$0.2	$6.4	$0.2
Net loss applicable to TRC Companies, Inc.’s common shareholders	$(23.2)	$(5.3)	$(22.9)	$(24.1)
Diluted loss per common share	$(1.18)	$(0.27)	$(1.17)	$(1.25)
Diluted weighted-average common shares outstanding	19,619	19,354	19,548	19,272

*The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC’s revenue performance.

**During the fourth quarter of fiscal year 2010, TRC recorded a non-cash goodwill impairment charge of $20.2 million.

***Fourth quarter of fiscal year 2010 includes a $1.6 million charge related to accelerated amortization of intangible assets.

Comments on the Results

“We believe our fourth-quarter results indicate that the demand environment across our key markets is beginning to improve,” said Chairman and Chief Executive Officer Chris Vincze.  “Net service revenues of $64.3 million were up 1.1% compared to the same quarter of the prior year — the first year-over-year increase in two years. Our gross revenue backlog of $361.0 million increased by $7.8 million, or 2.2%, from the third quarter level making it the first time in eight quarters that our backlog has increased from the immediately prior quarter.  The $19.8 million operating loss in the quarter was primarily the result of a $20.2 million goodwill impairment charge.  An additional $1.6 million expense for accelerated amortization of other intangible assets was also recorded in the quarter as part of depreciation and amortization expenses.  Excluding the non-cash goodwill impairment

TRC

650 Suffolk Street  •  Lowell, Massachusetts 01854

Telephone 978-970-5600   •  Fax 978-453-1995

charge of $20.2 million, we would have generated positive operating income for the fiscal fourth quarter.”

“During the fourth quarter, demand for our services, as measured by backlog growth in each of our operating segments, showed improvement compared to the third quarter.  Within our Energy operating segment, our energy efficiency services continue to represent a significant growth opportunity for TRC.  The current regulatory atmosphere and issues associated with sustainability and climate change present continuing opportunities in our Environmental operating segment.  Overall, our Infrastructure operating segment remains relatively flat, although major upgrades and substantial investments over the long term are necessary for the nation’s aging infrastructure.”

“While the demand environment is beginning to recover, we continued to further streamline our cost structure and reduced our general and administrative (G&A) costs in the fourth quarter by $0.1 million, or 1.9%, compared to the same quarter last year.”

“Although our full fiscal year 2010 net service revenue decreased by almost 10% year-over-year, we reduced both our G&A expenses and cost of services at a more accelerated rate.  We lowered G&A expenses by $5.8 million, or 17.6%, and our cost of services by $24.0 million, or 10.6%, from the prior year.  We concluded fiscal year 2010 with some revenue momentum, and we enter fiscal year 2011 with a significant improvement in our cost structure.”

Business Outlook

“Our objectives for fiscal year 2011 are clear: generating profitable organic growth and cash flow from operations, while continuing to deliver performance excellence.  We believe that sustainable profitable growth is possible for TRC in the current economic environment.  TRC’s capabilities align well with our country’s goals to improve its transportation and energy infrastructures, add renewable energy to domestic supply, and become more efficient producers of conventional energy.”

“The fundamentals of the markets TRC serves remain promising, both mid- and long-term.  Energy remains a primary driver of the domestic economy and we expect to see long-term growth in this operating segment as we continue to expand our offerings in energy efficiency, power delivery engineering and demand management programs.  Client interest in renewing large scale capital investments and in Engineer Procure and Construct (EPC)

contracts is returning; however, the exact timing and award of these EPC projects remains unpredictable.  We expect demand for our Environmental services to be driven by climate change, clean power, greenhouse gas and other air issues.  Coupled with the support of federal funding, the prospects for growth in our Environmental operating segment are improving.  We believe that the long-term market for our Infrastructure services remains stable, due to population shifts in certain geographic regions, continued aging and obsolescence of existing infrastructure, capacity shortfalls, and Federal stimulus funding for state and municipal projects.  All of these factors combined with the early signs of market improvements have led us to guarded optimism about our near-term growth prospects,” concluded Vincze.

Conference Call Information

The Company will broadcast its fourth-quarter and fiscal year-end 2010 financial results conference call today at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC’s website at http://www.trcsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other “forward-looking” information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-

looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC’s ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Years Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Gross revenue	$83,853	$105,750	$330,575	$432,517
Less subcontractor costs and other direct reimbursable charges	19,531	42,144	100,476	177,713
Net service revenue	64,322	63,606	230,099	254,804

Interest income from contractual arrangements	121	216	596	1,859
Insurance recoverables and other (loss) income	(81)	5,498	8,844	19,539

Operating costs and expenses:
Cost of services	52,358	57,448	203,221	227,217
General and administrative expenses	7,952	8,102	27,128	32,936
Provision for doubtful accounts	634	1,336	2,344	3,952
Goodwill and intangible asset write-offs	20,249	—	20,249	21,438
Depreciation and amortization	3,002	2,030	8,049	7,322
Total operating costs and expenses	84,195	68,916	260,991	292,865
Operating (loss) income	(19,833)	404	(21,452)	(16,663)
Interest expense	(235)	(519)	(1,003)	(2,925)
Gain on extinguishment of debt	—	—	1,716	—
Loss from operations before taxes and equity in earnings (losses)	(20,068)	(115)	(20,739)	(19,588)
Federal and state income tax provision (benefit)	608	4,515	(4,210)	3,871
Loss from operations before equity in earnings (losses)	(20,676)	(4,630)	(16,529)	(23,459)
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	21	(449)	(45)	(449)
Net loss	(20,655)	(5,079)	(16,574)	(23,908)
Net loss attributable to noncontrolling interest	(33)	—	(125)	—
Net loss applicable to TRC Companies, Inc.	(20,622)	(5,079)	(16,449)	(23,908)
Accretion charges on preferred stock	2,600	215	6,431	215
Net loss applicable to TRC Companies, Inc.’s common shareholders	$(23,222)	$(5,294)	$(22,880)	$(24,123)

Basic and diluted loss per common share	$(1.18)	$(0.27)	$(1.17)	$(1.25)

Basic and diluted weighted average common shares outstanding	19,619	19,354	19,548	19,272

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	June 30,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$14,709	$8,469
Accounts receivable, less allowance for doubtful accounts	87,104	99,903
Insurance recoverable - environmental remediation	35,664	27,379
Restricted investments	14,744	28,214
Prepaid expenses and other current assets	9,123	11,032
Income taxes refundable	388	224
Total current assets	161,732	175,221
Property and equipment:
Land and building	480	480
Equipment, furniture and fixtures	41,946	46,727
Leasehold improvements	4,861	4,909
	47,287	52,116
Less accumulated depreciation and amortization	(35,535)	(37,075)
Property and equipment, net	11,752	15,041
Goodwill	14,870	35,119
Investments in and advances to unconsolidated affiliates and construction joint ventures	117	119
Long-term restricted investments	46,426	53,295
Long-term prepaid insurance	44,529	47,766
Other assets	8,369	10,335
Total assets	$287,795	$336,896

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,629	$4,632
Accounts payable	35,871	44,106
Accrued compensation and benefits	22,393	30,029
Deferred revenue	26,486	38,684
Environmental remediation liabilities	623	566
Other accrued liabilities	43,781	41,959
Total current liabilities	132,783	159,976
Non-current liabilities:
Long-term debt, net of current portion	5,815	7,869
Long-term income taxes payable	4,149	6,079
Long-term deferred revenue	102,452	105,008
Long-term environmental remediation liabilities	6,404	7,533
Total liabilities	251,603	286,465
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference value of $22,277 and $28,837 as of June 30, 2010 and 2009, respectively	8,239	1,808
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 19,637,535 and 19,634,053 shares issued and outstanding, respectively, at June 30, 2010, and 19,357,573 and 19,354,091 shares issued and outstanding, respectively, at June 30, 2009	1,964	1,936
Additional paid-in capital	163,897	168,459
Accumulated deficit	(137,883)	(121,434)
Accumulated other comprehensive income (loss)	133	(305)
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity attributable to TRC Companies, Inc.	28,078	48,623
Noncontrolling interest	(125)	—
Total equity	27,953	48,623
Total liabilities and equity	$287,795	$336,896